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Exhibit 23.3

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2001 Stock Incentive Plan of General Maritime Corporation of our report dated November 10, 2001, except for the information set forth under "Recapitalization Plan" included in Note 1, as to which the date is June 12, 2001, with respect to the consolidated statements of operations, shareholders' equity and cash flows of General Maritime Corporation for the year ended December 31, 1999 included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York November 25, 2002

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  Exhibit 23.3
Consent of Independent Auditors